January 9, 2008

JayHawk Energy, Inc. Announces Hiring of New Vice President of Operations

Broomfield, CO.—(BUSINESS WIRE)—January 9, 2008—JayHawk Energy, Inc (OTCBB: JYHW; News “Jayhawk”) announces the hiring of Darren Schoenroth as Vice President of Operations and provide an update on the company.  www.jayhawkenergy.com.

Lindsay Gorrill, President & CEO of JayHawk Energy, stated, “I am pleased to announce the hiring of Darren Schoenroth as Vice President of Operations.”  Gorrill added,  “that this hiring could not have come at a more opportune time and having someone of Mr. Schoenroth’ s caliber join the team to spearhead our production through acquisitions is very exciting.”

Mr. Schoenroth has over 20 years of experience in the oil and gas industry.  He brings to JayHawk a proven successful track record of identifying, bringing on and successfully increasing oil & gas production.  His expertise is in optimization; stimulations, production enhancement, secondary recoveries, horizontal and slant well bore experience.

Jayhawk continues to pursue its strategy of increasing shareholder value through strategic acquisitions, drilling and development and by prudently managing its balance sheet. We are focused on the utilization and optimization of our Uniontown project through the drill bit and the acquisition of what Jayhawk believes to be underdeveloped light crude opportunities with production optimization potential and new exploration targets.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves among others.

Management hopes these transactions will bring additional value to the shareholders of Jayhawk Energy.  There is no guarantee that the projects that Jayhawk has recently acquired will increase the value of its shares of common stock, or that Jayhawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of Jayhawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize:  competition for new acquisitions; availability of capital; unfavorable geologic conditions; the complexity of coal bed methane exploration and production; and prevailing prices for natural gas and general regional economic conditions.  Jayhawk assumes no obligation to update the information contained in this press release.

Contact:
Lindsay E. Gorrill, President & CEO
info@jayhawkenergy.com
303-327-1571
877-321-HAWK